EXHIBIT 99.1

Company Contact	Investor Relations
John L. Higgins	Bruce Voss or Ina McGuinness
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	bvoss@lhai.com

CONNETICS COMPLETES PATIENT ENROLLMENT IN PIVOTAL
TRIAL FOR ACTIZA™

— Company Expects Results in Fall 2003 —

PALO ALTO, Calif. (June 5, 2003) – Connetics Corporation (Nasdaq NM: CNCT), a specialty pharmaceutical company focused on the development and commercialization of dermatology products, today announced that it has completed enrollment in its Phase III clinical trial for ActizaTM, a formulation of 1% clindamycin delivered in Connetics’ proprietary foam delivery system, for the treatment of acne.

The Phase III trial includes 1,026 patients at 18 centers, in which patients are treated for 12 weeks in a double-blinded, placebo and active controlled design. Connetics anticipates data from the trial will be available in the fall of 2003.

Thomas G. Wiggans, President and Chief Executive Officer, said, “Connetics’ clinical team and the participating study centers have done an outstanding job enrolling this trial on schedule. Actiza is an important element of our product pipeline and is the first of two acne products we are developing.”

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit Connetics’ web site at www.connetics.com, or send an email to ir@connetics.com.

This news release contains forward-looking statements and predictions, including statements about clinical trials, the potential of Actiza and the potential market for Actiza, among other statements. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that the clinical trial for Actiza may not proceed as planned or may not show the efficacy anticipated, that the NDA may not be filed in the timeframe anticipated, that the FDA may not approve Actiza for commercial sale, and that even if approved, commercial sales of Actiza may not reach anticipated levels or that the target market opportunity may change by the time Actiza is commercially available. The actual results could differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the last fiscal year, and the most recently filed Quarterly Report on Form 10-Q.

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